FOR IMMEDIATE RELEASE
news release
GoDaddy Inc. Completes Refinancing of Existing Amendment No. 6 Term Loans

TEMPE, Ariz., July 19, 2023 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the company that helps entrepreneurs thrive, Go Daddy Operating Company, LLC and GD Finance Co, LLC (each a subsidiary of GoDaddy Inc. and together, the “Borrowers”) closed the credit agreement refinancing announced on July 14, 2023. In connection with the closing, the Borrowers entered into an Eighth Amendment (the “Eighth Amendment”) to the Second Amended and Restated Credit Agreement, dated February 15, 2017 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, certain other GoDaddy subsidiaries, Royal Bank of Canada as the Administrative Agent, Collateral Agent, Swingline Lender and Letter of Credit Issuer, and the other parties party thereto. Capitalized terms used, but not defined in this news release are as defined in the Credit Agreement and amended by the Eighth Amendment as filed with the Securities and Exchange Commission.

The Eighth Amendment provides for a new $1,761 million tranche of term loans maturing in 2029 (the “Replacement Term Loans”), the proceeds of which were used to refinance all outstanding Existing Amendment No. 6 Term Loans. The amortization rate for the Replacement Term Loans is 1.00% per annum and the first installment shall be payable on or about September 30, 2023. Pursuant to the Eighth Amendment, the initial Applicable Margin is (i) 2.50% for the Replacement Term Loans that are SOFR Loans and (ii) 1.50% for the Replacement Term Loans that are ABR Loans.

About GoDaddy

GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy's easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.
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Contacts

Investor:
Christie Masoner
investors@godaddy.com

Press:
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.